Exhibit 99.3

FOURTH QUARTER AND FISCAL 2021

INVESTOR QUESTIONS & ANSWERS

September 28, 2021

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•	For fiscal 2021, THOR Industries net sales topped $12.3 billion with diluted earnings per share of $11.85
•	Net sales for the fourth quarter were $3.59 billion, an increase of 54.6% as compared to the fourth quarter of the prior fiscal year.
•	Consolidated gross profit margin for the fourth quarter was 16.6%, a 170 basis-point improvement over the comparable prior-year period.
•	Earnings per share for the fourth quarter were $4.12 per diluted share, an increase of 92.5% as compared to $2.14 per diluted share in the same period of the prior year.
•	As planned, THOR fully repaid the Asset-based Credit Facility (“ABL”) borrowings incurred during the second quarter of fiscal 2021 in connection with the Tiffin Group acquisition.
•	Consolidated RV backlog as of July 31, 2021 was $16.86 billion, an increase of over 190% as compared to the RV backlog as of July 31, 2020.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A
Drivers of Demand	3
Operations Update	5
Financial Operating Results	7

Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	9
Summary of Key Quarterly Segment Data – North American Motorized RVs	10
Summary of Key Quarterly Segment Data – European RVs	11

Forward-Looking Statements	12

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

Demand in the North American RV market remains very high. Our recent deliveries to independent dealers are being retail sold very quickly and are not substantively increasing dealer inventory levels. Currently, independent RV dealer inventories are at historically low levels in North America, and we believe the restocking cycle continues to push out and will take a number of quarters to complete. In the longer-term, which we define as calendar 2023 and beyond, we expect dealers will get back to a more historical ordering cycle where dealers order to replenish sold stock. We anticipate that consumer demand will continue to exceed historical norms even after dealer inventories are restocked.

The Recreational Vehicle Industry Association (“RVIA”) recently issued its updated wholesale unit shipments forecast for calendar years 2021 and 2022. The RVIA now estimates total North American wholesale shipments in calendar year 2021 to be approximately 577,200 units. Towable RV shipments are anticipated to reach 522,400 units, while motorized shipments are projected to reach 54,800 units in calendar year 2021. Towable and motorized wholesale unit shipments are projected to reach a combined total of 600,200 units in calendar 2022, an increase of 4.0% over anticipated calendar year 2021 shipments. We believe these recent RVIA most-likely estimates for wholesale shipments in calendar 2021 and calendar 2022 are reasonable.

•	Market demand conditions in Europe.

Demand in the European RV market also remains strong. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first half of calendar year 2021 increased 31% compared to the same time period in 2020. Caravan registrations in Europe for the first half of calendar year 2021 increased 20% compared to the same time period in 2020. Motorcaravan retail registrations in Europe for the first half of calendar 2021 increased 37% compared to the same time period in 2020. The increase in retail registrations was realized despite the impact of COVID-19 restrictions which, at various times in various regions, created significant impediments to dealers and retail customers.

Independent RV dealer inventory levels of our European RV products are generally below prior-year levels in the various countries in which we serve. Within Germany, which accounts for approximately 60% of our European product sales, dealer inventories are significantly below normal stocking levels.

•	Order backlogs for both North America and Europe are at all-time record levels.

North American RV backlog was $13.30 billion as of July 31, 2021, an increase of 215.5% compared to $4.22 billion as of July 31, 2020. European RV backlog was $3.56 billion as of July 31, 2021, an increase of 133.2% compared to $1.53 billion as of July 31, 2020

•	Supply chain constraints in North America and Europe.

Throughout fiscal 2021, we faced a number of supply constraints. Despite the constraints, our management and procurement teams successfully managed the various challenges to support our record results for the year. The current supply chain constraints continue to be a limiting factor on our ability to further ramp up production in the near term. We will, however, continue to actively and aggressively manage through the supply chain issues, and minimize their impact to us, by working closely with our suppliers, expanding our supply base where possible and employing other supply chain strategies.

•	Positive long-term RV industry outlook in both North America and Europe.

Our confident outlook is supported by favorable demographics, strong RV retail sales, adequate current availability of RV dealer and consumer credit at historically low rates in both North America and Europe and favorable perception of RVing as promoting a safe, socially distanced and healthy lifestyle. In addition, many independent dealers, particularly larger dealers in North America, continue to invest heavily in their businesses through acquisitions, new or expanded locations, added service facilities and other amenities to serve RV consumers while local, state and federal governments invest in improving and expanding outdoor recreation spaces. We believe these actions will enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

Q&A

DRIVERS OF DEMAND

1.	The Hershey show just finished. Can you give us an update on how the show went?

a.

This year's Hershey show attracted 61,320 individuals, representing the second best attendance on record, second only to 2017. This high consumer turnout, combined with strong retail sales reported across each of our brands and product segments at the show, validates our positive long-term industry outlook in a post-COVID-19 world. In addition, the first-time and repeat RV buyer were both cited as contributors to the strong retail sales recorded at the 2021 Hershey show, despite dealer inventories being at historically low levels. Many dealers also reported having consumers place orders for units that will be delivered in the future.

2.	Retail demand has been robust in calendar 2021. Do you expect this level of demand to continue?

a.

We continue to see strong demand in both the North American and European markets as both first-time and repeat buyers pursue the RV lifestyle, and there are a number of favorable trends that support the continued near- and long-term growth of the RV industry. Recent North American data supports this outlook, including:

Work from Anywhere

We have seen the pandemic work-at-home trend turning into a lifestyle choice as people choose RVs as their mobile office

•	Twenty-three percent (23%) of all campers surveyed say that they work remotely. (Source: Harvest Hosts 2021 Travel Results from 10,000 RVers)
•

Thirty-four percent (34%) of all campers surveyed say that having the ability to work or attend school remotely allowed them to spend more time camping in 2020 (Source: The 2021 North American Camping Report sponsored by Kampgrounds of America, Inc.)

Interest in Camping

Campers have shown a progression from tent camping to RV ownership over time. Historically, an interest in camping leads to increased RV demand and ownership. According to the 2021 North American Camping Report sponsored by Kampgrounds of America, Inc.:

•	The proportion of first-time campers exploded in 2020 to 21% (10.1 million first-time campers), a rate five times that observed in 2019.
◦	The first-time camper in 2020 is diverse and young. Nearly 60% are under the age of 40 and 6-in-10 are from non-white groups.
•

More than one-third (35%) of campers surveyed who are not RV owners indicate that they would like to purchase an RV in 2021, up substantially from the prior year's report (23%). Notably, nearly half (47%) of new non-RVing, first-time campers say that they plan to purchase an RV.

Rise of Alternative RVing and Camping Resources

In addition to the increased interest in traditional camping, there has also been a sharp rise in interest among campers for alternative experiences from “glamping” to “boondocking”, with several new platforms (e.g. RVillage, Campendium, Autocamp, Harvest Hosts, Hipcamp, etc.) providing RVers easier access to new experiences.

•	Ninety-six percent (96%) of respondents surveyed said they would or currently do boondock while RVing (Source: Harvest Hosts 2021 Travel Results from 10,000 RVers)
•

For example, organic traffic for Hipcamp, an online RV camping experience website, grew from 1.2M worldwide monthly visits in August 2019 to 2.5M worldwide monthly visits in July 2021—a 108% increase (Source: SEMrush).

Campground Investments

The National Park System records over 325 million visitations per year, which include RVers on overnight stays.

•

The Great American Outdoors Act provides up to $1.9 billion over five years to provide needed maintenance for critical facilities and infrastructure in our national parks, forests, and wildlife refuges, recreation areas, and American Indian schools. (Source: The National Park Service, Last Updated February 2021)

Reaching a Younger Buyer

Millennials have surpassed Baby Boomers as the nation’s largest living adult generation and represent a key demographic for future RV buying cycles.

•	RV buyers (ages 18-44) accounted for 34% of total registrations through July 31, 2021, up from 29% in calendar years 2019 and 2018, and up from 27% in 2017. (Source: Statistical Surveys, Inc.)
•	56% of Millennials plan to increase camping trips in the next year. (Source: The 2021 North American Camping Report sponsored by Kampgrounds of America, Inc.)
•	77% of non-RV owner Millennials are open to renting an RV from a peer-to-peer service. (Source: The 2021 North American Camping Report sponsored by Kampgrounds of America, Inc.)

3.	Backlog value is now at an all-time high of over $16 billion. How firm is the backlog?

a.

We are very confident that our backlog represents future sales, taking us well into 2022 and possibly beyond. The backlog is a reflection of the strong consumer demand environment supported by the fact that although we accelerated production over the course of fiscal 2021 to meet surging market demand, dealer inventory levels remain at historically low levels. Within the existing backlog are a significant number of retail sold units which, once produced and shipped, will not increase dealer lot inventory.

Once current consumer demand reaches equilibrium with wholesale shipments, dealers will begin to replenish their lot stock inventory to more normalized levels, which should decrease our backlog. We expect this restocking will take a number of quarters to fully achieve and may extend into calendar 2023.

4.

How do used RV sales impact RV wholesale sales? Are you concerned that “new” RV consumer buyers from 2020 and 2021 might exit the RV lifestyle and sell their coaches post-COVID-19 increasing used unit availability and potentially impacting new RV unit sales?

a.

History has shown that used RV sales are highly complementary to the new RV market. Generally, much of a dealer’s used RV inventory is a result of a trade-in for a new unit. In addition, the used-RV buyer potentially follows the same historical trade-in, trade-up 3-to-5 year cycle, adding to potential new RV sales in the long-term. We do anticipate, and history has shown, that many used RV buyers will purchase a new unit at some point in the future.

Due to the high interest in the RV lifestyle, which was growing even before the pandemic and has accelerated since then, we do not believe the new units being sold today will result in an overabundance of used units in the near future. We believe the interest in the RV lifestyle will continue to draw new buyers and having a robust used RV inventory allows dealers the ability to offer a wider variety of options for the first-time RV buyer.

Lastly, used inventory is currently very limited, and we believe any change in used inventory in the marketspace would not materially impact our sales, as dealers are in need of inventory - both new and used.

OPERATIONS UPDATE

1.	Can you comment on the recent Airxcel acquisition?

a.

In September 2021, THOR acquired Airxcel, a leading supplier of functionally critical OEM and aftermarket RV components. The purchase price was $750 million and was funded through available cash and $625 million from THOR's asset-based credit facility. The acquisition is consistent with THOR's long-term strategic growth plan to grow sales and enhance consolidated gross margins and is expected to be accretive to THOR's fiscal 2022 earnings.

There were a number of factors that made this acquisition a compelling and timely fit for THOR, including the strength of their management team and dedicated workforce, the quality of their products and reputation for innovation, and Airxcel's long-standing relationships with both OEM and aftermarket customers. Also, in the face of so many supply chain challenges over the past year, it gives THOR the ability to secure, and invest in the growth of a key supplier for THOR and the RV industry.

We expect the Airxcel acquisition to contribute meaningfully to our operating results in fiscal 2022.

2.	Can you comment on THOR Industries’ approach to North American retail market share?

a.

THOR Industries will continue to focus on a balanced approach between growth in market share and profitability as we continue to make progress on our strategic plan. In the current operating environment, we are pursuing these objectives through increased production capacity and throughput, product offerings focused on the needs and desires of end consumers and continued operational excellence.

One key piece of our strategic plan is to grow within the Class B segment, which is the fastest growing segment of the RV market. During the year, we significantly expanded our Class B product offerings and added production capacity, which has resulted in significant year-over-year retail market share gains. As a result of our actions, our Class B market share grew to 25.9% in the first half of calendar year ended June 30, 2021 from 12.4% in the first half of calendar year 2020.

3.	Can you comment on the results of THOR Industries’ European segment?

a.

We delivered a record quarter for European net sales, production volumes and income before income taxes in the fourth quarter of fiscal 2021. Even as we shipped record product in the quarter, demand continues to outpace supply as evidenced by a record backlog for our our European segment of $3.56 billion as of July 31, 2021.

Also, the European RV retail market continues to experience year-over-year double-digit growth. The latest European Caravan Federation (“ECF”) registration data (through June 30, 2021) shows:

•	In Europe, year-to-date through June, retail registrations have increased 31.4% in the calendar year 2021 versus 2020.
•

Germany, our largest European market, continues to perform strongly. According to statistics published by the ECF, almost 63,000 motor caravans and caravans were registered in Germany in the first half of calendar 2021, representing the best half-year of registrations on record, despite pandemic-related restrictions in place and the elimination of certain tax incentives. Year-to-date through June, retail registrations have increased 15.4% in the calendar year 2021 versus 2020.

•

In France, our second largest European market, the ECF reported that retail registrations increased by 42.0% in the first half of calendar 2021 versus 2020, driven by the recovery from the COVID-19 pandemic and the loosening of pandemic-related restrictions.

•	In the UK, despite being more heavily impacted by the combination of COVID-19 and Brexit, retail registrations increased by 78.4% in the first half of calendar 2021 versus 2020.

4.	What is the current state of your supply chain?

a.

The recreational vehicle industry, as a whole, has experienced, and continues to experience, a shortage of various raw materials and components. In addition, due to the ongoing semiconductor shortage that has hampered automobile production around the world, our chassis supply has been constrained. Despite the constraints, our management and procurement teams successfully managed the various challenges to support our record results for the year, and we fully expect the team to be successful in managing through the continuing constraints. Given our longstanding supplier relationships, future production visibility and scale of operations, we are proactively working with our supply chain partners to manage production and delivery of the components we need and, where necessary, seeking alternative supply solutions.

5.	Are you experiencing increased material and labor costs, and if so, will you be able to offset these costs?

a.

Yes, we are seeing material cost pressures as a result of higher commodity prices, higher transportation costs and ongoing supply chain constraints as well as higher labor costs due to shortages of labor in the locations in which we produce. We have instituted wholesale price adjustments when necessary to mitigate some of these cost pressures, and we have the ability to implement additional increases in the future. We also seek to offset these cost pressures through other actions, such as instituting operational efficiencies, to avoid relying solely on wholesale price increases. There can be a lag in timing between cost increases and our ability to offset the increases, but we expect to be price-cost neutral over time.

6.	What was your recent level of capital expenditures, and what is your expected level of capital expenditures for fiscal 2022?

a.

We spent $128.8 million and $106.7 million for capital expenditures during fiscal 2021 and 2020, respectively. During fiscal 2020 and into fiscal 2021, we delayed or paused certain capital expenditures due to the uncertainties related to the COVID-19 pandemic and in an effort to preserve cash. We anticipate that during fiscal 2022 we will incur higher levels of capital spending as we address capital spending needs of our recent acquisitions and certain delayed projects, focus on automation and other projects directly related to enhancing the quality of our products, and implement various capacity enhancement initiatives. Other planned capital expenditure projects will benefit customer services, technology enhancements, energy efficiency initiatives and general equipment replacements. Included within the capacity enhancement initiatives is a recently announced expansion by our Heartland subsidiary in a new regional complex in southern Michigan of approximately $36 million, the majority of which is expected to be completed in fiscal 2022. Our current estimate of committed and internally approved capital spend for fiscal 2022 is $275 million, of which approximately two-thirds will be in North America and one-third in Europe.

FINANCIAL OPERATING RESULTS

1.	Can you comment on the improvement in THOR's consolidated gross profit margin for fiscal 2021?

a.

Gross profit margin improved 170 basis points to 15.4% in fiscal 2021, compared to gross profit margin of 13.7% in fiscal 2020. The year-over-year improvement in consolidated gross profit margin was due to selective price increases, the impact of the increase in net sales and a reduction in sales discounts and favorable warranty experience trends, partially offset by recently increasing material costs and higher labor costs due primarily to the RV labor market conditions in northern Indiana.

Our strong fiscal 2021 gross profit margin demonstrates our ability to successfully ramp up production to meet strong market demand with a focus on quality while proactively managing supply chain constraints, logistical bottlenecks and labor shortages throughout the year.

Given the current dynamic operating environment, we expect quarterly gross profit margins to fluctuate as we continue to manage through cost pressures as a result of higher commodity prices, higher transportation costs, labor shortages and ongoing supply chain constraints. We remain committed to our long-term goal of achieving sustainable gross profit margins that equal or exceed 16% by fiscal 2025.

2.	Can you comment on operating cash flow? Why did working capital increase?

a.

During fiscal 2021, we generated over $525 million in cash provided by operating activities. The change in net working capital resulted in the use of $403.0 million of operating cash during fiscal 2021, primarily due to an increase in inventory for several reasons, including additional raw materials, and chassis, which are needed to meet the heightened production levels, increased production capacity and higher levels of safety stock on certain components. In addition, work-in-process inventory is higher than normal at July 31, 2021 due to material component shortages on otherwise substantially completed units. Accounts receivable has also increased in correlation to the increase in sales. These increases were partially offset by an increase in accounts payable and an increase in accrued liabilities.

3.	What was THOR Industries’ adjusted EBITDA for the fourth quarter and year-to-date for both fiscal 2021 and 2020?

a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items that might be helpful in considering this question:

	Three Months Ended July 31, 2021	Fiscal Year Ended July 31, 2021
Income Before Income Taxes (1)	$301.6 million	$844.6 million
Depreciation & Amortization (2)	60.9 million	230.6 million
Net Interest Expense (1)	19.0 million	93.5 million
Inventory Step-Up Impact on Gross Profit (5)	—	4.3 million
Stock-Based Compensation Expense (3)	9.1 million	30.5 million
Change in LIFO Reserve (4)	19.5 million	27.9 million
b.

	Three Months Ended July 31, 2020	Fiscal Year Ended July 31, 2020
Income Before Income Taxes (1)	$148.2 million	$272.9 million
Depreciation & Amortization (2)	51.6 million	196.2 million
Impairment Charges (1)	—	10.1 million
Net Interest Expense (1)	24.9 million	104.2 million
Stock-Based Compensation Expense (3)	5.5 million	19.9 million
Change in LIFO Reserve (4)	0.4 million	1.4 million
c.

(1) From the Income Statement	(2) From the Business Segments footnote	(5) From the Segment Information section of MD&A
(3) From the Statement of Cash Flows	(4) From the Inventories footnote

4.	What was the European RV segment's adjusted EBITDA for the fourth quarter and year-to-date for both fiscal 2021 and 2020?

a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items that might be helpful in considering this question:

	Three Months Ended July 31, 2021	Fiscal Year Ended July 31, 2021
Income Before Income Taxes (1)	$67.9 million	$116.6 million
Depreciation & Amortization (1)	33.3 million	127.4 million
Net Interest Expense	0.5 million	5.1 million

	Three Months Ended July 31, 2020	Fiscal Year Ended July 31, 2020
Income Before Income Taxes (1)	$28.4 million	$9.9 million
Depreciation & Amortization (1)	28.1 million	103.7 million

(1) From the Business Segments footnote

Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2021	Three Months Ended July 31, 2020	% Change
North American Towables
Travel Trailers and Other	$1,061,918	$701,019	51.5%
Fifth Wheels	668,683	481,277	38.9%
Total North American Towables	$1,730,601	$1,182,296	46.4%

# OF UNITS:	Three Months Ended July 31, 2021	Three Months Ended July 31, 2020	% Change
North American Towables
Travel Trailers and Other	43,743	33,322	31.3%
Fifth Wheels	11,966	10,196	17.4%
Total North American Towables	55,709	43,518	28.0%

ORDER BACKLOG	As of July 31, 2021	As of July 31, 2020	% Change
North American Towables	$9,284,229	$2,763,678	235.9%

TOWABLE RV MARKET SHARE SUMMARY (1)(2)	Calendar Year to Date June 30,
	2021	2020
U.S. Market	40.3%	41.9%
Canadian Market	47.0%	47.6%
Combined North American Market	40.9%	42.4%

(1) Source: Statistical Surveys, Inc. Calendar year to date June 30, 2021 and 2020.

(2) 2021 period includes Tiffin Group registrations.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2021	Three Months Ended July 31, 2020	% Change
North American Motorized
Class A	$348,752	$111,465	212.9%
Class C	354,500	214,767	65.1%
Class B	119,896	40,260	197.8%
Total North American Motorized	$823,148	$366,492	124.6%

# OF UNITS:	Three Months Ended July 31, 2021	Three Months Ended July 31, 2020	% Change
North American Motorized
Class A	1,990	835	138.3%
Class C	3,900	2,709	44.0%
Class B	1,202	366	228.4%
Total North American Motorized	7,092	3,910	81.4%

ORDER BACKLOG	As of July 31, 2021	As of July 31, 2020	% Change
North American Motorized	$4,014,738	$1,451,641	176.6%

MOTORIZED RV MARKET SHARE SUMMARY (1)(2)	Calendar Year to Date June 30,
	2021	2020
U.S. Market	47.7%	38.3%
Canadian Market	45.8%	44.1%
Combined North American Market	47.5%	38.6%

(1) Source: Statistical Surveys, Inc. Calendar year to date June 30, 2021 and 2020.

(2) 2021 period includes Tiffin Group registrations.

Our North American market share includes 5.8% attributable to Tiffin Group (primarily Class A's) for the six months ended June 30, 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2021	Three Months Ended July 31, 2020	% Change
European
Motorcaravan	$552,724	$461,175	19.9%
Campervan	250,255	153,392	63.1%
Caravan	81,785	76,744	6.6%
Other	85,124	48,615	75.1%
Total European	$969,888	$739,926	31.1%

# OF UNITS:	Three Months Ended July 31, 2021	Three Months Ended July 31, 2020	% Change
European
Motorcaravan	9,313	7,457	24.9%
Campervan	6,667	4,042	64.9%
Caravan	3,800	3,756	1.2%
Total European	19,780	15,255	29.7%

ORDER BACKLOG	As of July 31, 2021	As of July 31, 2020	% Change
European	$3,559,097	$1,525,973	133.2%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year to Date June 30,
	2021	2020
Motorcaravan and Campervan (2)	24.5%	26.5%
Caravan	17.5%	20.6%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date June 30, 2021 and 2020. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.